UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

T2 Biosystems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

T2 Biosystems, Inc.

101 Hartwell Ave.

Lexington, MA 02421

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 11, 2024

Notice is hereby given that a special meeting (the “Special Meeting”) of Stockholders of T2 Biosystems, Inc. (the “Company”) will be held on April 11, 2024, at 9 a.m, Eastern time. The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast on the Internet, providing a consistent experience to all shareholders regardless of location. You will be able to attend the meeting online, vote your shares electronically and submit your questions during the Special Meeting by visiting www.virtualshareholdermeeting.com/TTOO2024SM. There will not be a physical meeting, and you will not be able to attend the Special Meeting in person. Details regarding how to participate in the meeting online and the business to be conducted at the Special Meeting are more fully described in the accompanying proxy statement.

The Special Meeting will be held for the following purposes:

1.	To vote upon the approval of the CRG debt to equity conversion; and

2.	To transact such other business as may properly come before the Special Meeting or at any and all adjournments or postponements thereof.

Only T2 Biosystems, Inc. stockholders of record at the close of business on [●] (the “Record Date”) will be entitled to notice of and vote at the meeting and any adjournment, continuation or postponement thereof. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Special Meeting for a purpose germane to the meeting by sending an email to ir@t2biosystems.com, stating the purpose of the request and providing proof of ownership of our stock. The list of these stockholders will also be available on the bottom of your screen during the Special Meeting after entering the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The Special Meeting may be continued or adjourned without notice other than by announcement at the Special Meeting.

Your vote is important. Whether or not you are able to participate in the Special Meeting online, it is important that your shares be represented. To ensure that your vote is recorded promptly, please vote as soon as possible, even if you plan to attend the Special Meeting, by submitting your proxy by telephone, via the Internet at the address listed on the proxy card or by signing, dating and returning the proxy card, which requires no postage if mailed in the United States.

By Order of the Board of Directors,
[●]

Lexington, Massachusetts

[●], 2024

T2 BIOSYSTEMS, INC.

PROXY STATEMENT

FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 11, 2024

GENERAL INFORMATION

Our Board of Directors (the “Board of Directors” or “Board”) has delivered printed versions of this Proxy Statement, the proxy card, and related materials to you by mail, in connection with the Board of Directors’ solicitation of proxies for our Special Meeting of Stockholders to be held on April 11, 2024 (the “Special Meeting”), and any adjournment of the Special Meeting. This Proxy Statement and related materials will be distributed on or about March 1, 2024 to our stockholders on the Record Date.

In this Proxy Statement, the terms, the “Company,” “T2 Biosystems,” “we,” “us,” and “our” refer to T2 Biosystems, Inc. and our wholly-owned subsidiary. The mailing address of our principal executive offices is T2 Biosystems, Inc., 101 Hartwell Ave., Lexington, MA 02421.

How to Attend the Virtual Special Meeting

You may attend the Special Meeting online only if you are a T2 Biosystems’ stockholder who is entitled to vote at the Special Meeting, or if you hold a valid proxy for the Special Meeting. The Special Meeting will be a completely virtual meeting and is scheduled to be held on April 11, 2024 at 9:00 a.m., Eastern time, via live webcast through the following link: www.virtualshareholdermeeting.com/TTOO2024SM. You will need the 16-digit control number provided on your proxy card or on the instructions that accompanied your proxy materials. You may attend the Special Meeting, vote, and submit a question during the Specail Meeting by visiting www.virtualshareholdermeeting.com/TTOO2024SM and using our 16-digit control number. If you are not a stockholder of record but hold shares as a beneficial owner in “street name”, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Special Meeting as a “Guest” but you will be not able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 9:00 a.m., Eastern time. We encourage you to access the meeting 15 minutes prior to the start time to allow ample time for check-in procedures.

Reasons for Virtual Special Meeting

We believe that hosting a virtual special meeting is in the best interest of the Company and its stockholders. A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. A virtual meeting can also provide cost savings for our stockholders and us and is also environmentally friendly and sustainable over the long term. Since there will not be a physical meeting location, you will not be able to attend the Special Meeting in person.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any technical difficulties with the virtual meeting platform on the meeting date, please call the technical support number to be provided on the website portal used to access the virtual meeting.

Question and Answer Session

As part of the Special Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted during the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Special Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How to Attend the Virtual Meeting” will be permitted to submit questions during the Special Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Special Meeting;

•	related to material non-public information of the Company, including the status or results of our business since our last periodic report;

•	related to any pending, threatened or ongoing litigation;

•	related to personal grievances;

•	derogatory references to individuals or that are otherwise in bad taste;

•	substantially repetitious of questions already made by another stockholder;

•	in excess of the two question limit;

•	in furtherance of the stockholder’s personal or business interests; or

•	out of order or not otherwise suitable for the conduct of the Special Meeting as determined by the Chair or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Special Meeting webpage for stockholders that have accessed the Special Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “How to Attend the Virtual Meeting”.

Stockholders Entitled to Vote; Record Date

As of the close of business on [●], 2024, the record date for determination of stockholders entitled to vote at the Special Meeting (the “Record Date”), [●] shares of our Common Stock, par value $0.001 per share (the “Common Stock”) were outstanding and entitled to vote at the Special Meeting.

Voting Rights

Only holders of our Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote at the Special Meeting. Each share of our Common Stock is entitled to one vote on all matters to be voted on at the Special Meeting and stockholders cannot cumulate votes.

Quorum

Our amended and restated bylaws provide that the holders of (i) at least one-third in voting power of the capital stock issued and outstanding and entitled to vote on one or more matters to be voted on at the meeting, and (ii) at least one-third in voting power of the Common Stock issued and outstanding and entitled to vote, via live webcast or represented by proxy, will constitute a quorum for the transaction of business at the Special Meeting. Under the General Corporation Law of the State of Delaware (the “DGCL”), shares that are voted “abstain” or “withheld” and broker “non-votes” are counted as present for purposes of determining whether a quorum is present at the Special Meeting.

Votes Required for Proposal 1

Under our amended and restated bylaws, any proposal other than an election of directors, is decided by a majority of the votes properly cast for and against such proposal, except where a larger vote is required by law or by our Certificate of Incorporation or amended and restated bylaws, as described in more detail under Proposal 1 below.

Broker Non-Votes

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

If your shares are held in “street name” by a brokerage firm, your brokerage firm is required to vote your shares according to your instructions. You should direct your broker how to vote the shares held in your account. Under applicable stock exchange rules, if you do not give instructions to your brokerage firm, the brokerage firm will not be allowed to vote your shares with respect to “non-routine” matters.

Proposal 1 is considered a “non-routine” matter. If you do not instruct your brokerage firm how to vote with respect to this proposal, your broker cannot exercise discretionary authority with respect to this matter, and those votes will be counted as broker “non-votes.”

Broker non-votes will have no effect on the outcome of Proposal 1.

Abstentions

An “abstention” occurs when a stockholder represented at the meeting in person or by proxy makes the affirmative choice not to vote for or against a matter. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions will no effect on the outcome of Proposal 1.

Voting

Electronically At the Meeting

The Special Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Special Meeting by visiting the following website at the time of the Special Meeting: www.virtualshareholdermeeting.com/TTOO2024SM. To participate in the Special Meeting, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Special Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Special Meeting. However, even if you plan to attend the Special Meeting online, the Company recommends that you vote your shares as promptly as possible and in advance over the Internet (www.proxyvote.com) or telephone (1-800-579-1639) so that your vote will be counted if you later decide not to attend the Special Meeting. Promptly voting your shares will ensure the presence of a quorum at the Special Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Special Meeting if you desire to do so, since your proxy is revocable at your option.

By Proxy

If you do not wish to vote at the Special Meeting or will not be participating in the online meeting, you may vote by proxy. You can vote by proxy over the Internet (www.proxyvote.com) or telephone (1-800-579-1639) and by following the instructions provided in the proxy materials. Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m., Eastern time, on April 10, 2024. If you complete and submit your proxy before the meeting, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. If you submit a proxy without giving voting instructions, your shares will be voted in the manner recommended by the Board of Directors on all matters presented in this Proxy Statement, and as the persons named as proxies may determine in their discretion with respect to any other matters properly presented at the meeting.

If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Special Meeting.

Revocability of Proxy

You may revoke your proxy by (1) following the instructions in the proxy materials and entering a new vote by mail, over the Internet or via telephone before the Special Meeting or (2) electronically attending the Special Meeting and voting (although attendance at the Special Meeting without voting will not in and of itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the Special Meeting. Such written notice of revocation or subsequent proxy card should be sent to our principal executive offices at T2 Biosystems, Inc., 101 Hartwell Ave., Lexington, MA 02421, Attention: Corporate Secretary.

If a broker, bank, or other nominee holds your shares, you must contact them in order to find out how to change your vote, or you may vote at the Special Meeting by following the procedures described above.

Expenses of Solicitation

T2 Biosystems is making this solicitation and will pay the entire cost of preparing and distributing the proxy materials and soliciting votes. If you choose to access the proxy materials or vote over the Internet, you are responsible for any Internet access charges that you may incur. Our officers and employees may, without compensation other than their regular compensation, solicit proxies through further mailings, personal conversations, facsimile transmissions, e-mails, or otherwise. We have hired Broadridge Financial Solutions, Inc. to assist us in the distribution of proxy materials and Mackenzie Partners to assist us with the solicitation of votes described above. Proxy solicitation expenses that we will pay include those for preparation, mailing, returning, and tabulating the proxies. We have agreed to pay Mackenzie Partners a fee of $17,500 plus variable amounts for additional proxy solicitation services and out-of-pocket expenses.

OVERVIEW OF PROPOSAL

This Proxy Statement contains one proposal requiring stockholder action:

1.	Proposal 1 request approval of the CRG debt to equity conversion.

We may also transact such other business as may properly come before the Special Meeting or at any and all adjournments or postponements thereof. The proposal is discussed in more detail in the pages that follow.

PROPOSAL 1

APPROVAL OF THE CRG DEBT TO EQUITY CONVERSION

We are seeking stockholder approval (the “CRG Debt Conversion”) for the issuance of shares of Common Stock upon the potential future cancellation of $15 million of outstanding principal amount of loans under that certain Term Loan Agreement, dated as of December 30, 2016, as further amended to the date hereof, by and among the Company, CRG Servicing LLC (“Agent”), as administrative agent and collateral agent, and the lenders from time to time party thereto (the “CRG Term Loan Agreement”) at a price per share of Common Stock equal to the lower of (i) the average closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the date of issuance of Common Stock to CRG and (ii) the closing price of our Common Stock on Nasdaq on the trading day immediately preceding the date of issuance of Common Stock to CRG (the “Price Per Share”). Notwithstanding the foregoing, if the Price Per Share would result in the affiliates and or managed funds of CR Group L.P. (“CRG”) beneficially owning greater than 49.99% of the Company’s Common Stock (or in the case of one of the CRG funds, greater than 9.99% of the Company’s outstanding shares of Common Stock, determined without any regard to any convertible securities held by any of the Purchasers) (the “Ownership Threshold”) following the CRG Debt Conversion, shares of newly designated convertible preferred stock, par value $0.001 per share (the “Convertible Preferred Stock”) will be issued upon the cancellation of the corresponding amount of loans under the CRG Term Loan Agreement that exceed the Ownership Threshold. The Convertible Preferred Stock that is issued will be convertible into the aggregate number of shares of common stock above the Ownership Threshold that would have been issued if not for such limitation.

Such approval is required to the extent the CRG Debt Conversion would result in CRG beneficially owning securities representing more than 19.99% of our outstanding Common Stock (the “Beneficial Ownership Limitation”). Stockholder approval is required to permit such conversion in excess of the Beneficial Ownership Limitation pursuant to Nasdaq Listing Rule 5635(b). In addition, pursuant to Nasdaq Listing Rule 5635(d), stockholder approval is required prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of more than 19.99% of its outstanding shares of Common Stock (or securities convertible into or exercisable for shares of the Common Stock) at a price less than the lower of (i) the closing price immediately preceding the signing of the binding agreement, or (ii) the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement (the “Nasdaq Minimum Price”). Accordingly, the Company is seeking stockholder approval to permit the CRG Debt Conversion in the event that the Price Per Share is less than the Nasdaq Minimum Price.

Background

As of December 31, 2023, the Company had $41,284,000 in outstanding principal amount of loans under the CRG Term Loan Agreement. As of December 31, 2023, CRG beneficially owned 93,297 shares of our outstanding Series B Convertible Preferred Stock convertible into 932,970 shares of our Common Stock.

In December 2016, we entered into and borrowed $40.0 million pursuant to the CRG Term Loan Agreement, which had a six-year term with three years (through December 30, 2019) of interest-only payments, which period was extended to four years (through December 30, 2020) upon achieving a certain approval milestone, after which quarterly principal and interest payments would be due through the December 30, 2022 maturity date.

In 2019, the CRG Term Loan Agreement was amended to reduce minimum revenue targets, extend the interest-only period and extend the principal repayment. In exchange for such amendments, the final payment fee was increased from 8% to 10% of the principal amount outstanding upon repayment. We issued to CRG warrants to purchase 11,365 shares of the Company’s Common Stock (“New Warrants”) at an exercise price of $77.50, with typical provisions for termination upon a change of control or a sale of all or substantially all of our assets. We also reduced the exercise price for the warrants previously issued to CRG to purchase an aggregate of 10,579 shares of our Common Stock to $77.50. All of the New Warrants are exercisable any time prior to September 9, 2029, and all of the previously issued warrants are exercisable any time prior to December 30, 2026.

In January 2021, the CRG Term Loan Agreement was amended to extend the interest-only payment period through December 30, 2022 and to reduce the revenue covenant for the 24-month period beginning on January 1, 2020. We did not pay or provide any consideration in exchange for this amendment. In June 2021, the Company satisfied the only remaining revenue covenant which was for the 24-month period beginning on January 1, 2020.

In February 2022, CRG Term Loan Agreement was amended to extend the interest-only payment period and the maturity date from December 30, 2022 to December 30, 2023. In November 2022, we further amended the CRG Term Loan Agreement, extending the interest-only payment period and maturity to December 30, 2024.

In July 2023, CRG canceled $10.0 million of the Term Loan’s principal in exchange for 483,457 shares of common stock and 93,297 shares of Series B Convertible Preferred Stock.

In October 2023, the CRG Term Loan Agreement was amended to extend the interest-only period and maturity date from December 30, 2024 to December 31, 2025 and to permanently reduce the minimum liquidity covenant from $5 million to $500,000.

Securities Purchase Agreement

On February 15, 2024, we entered into a securities purchase agreement (the “Securities Purchase Agreement”) with CRG to facilitate the CRG Debt Conversion. Pursuant to the terms of the Securities Purchase Agreement, CRG agreed to purchase and we agreed to issue an aggregate number of shares of Common Stock calculated based on dividing $15 million of loans outstanding under the CRG Term Loan Agreement by the Price Per Share; provided that in the event this would result in CRG beneficially owning more than the Ownership Threshold, the Company will issue shares of the newly designated Convertible Preferred Stock representing the excess above the applicable Ownership Threshold. CRG agreed to waive prepayment premiums and back-end fees associated with such principal amounts of loans exchanged for equity. The Securities Purchase Agreement is subject to customary representations and warranties. The Securities Purchase Agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K with the SEC on February 15, 2024, and is incorporated herein by reference.

Convertible Preferred Stock

The terms of the newly designated Convertible Preferred Stock that may be issued in connection with the CRG Debt Conversion are as set forth in the Form of Certificate of Designations, which was filed as part of Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 15, 2024 and is incorporated herein by reference.

In the event of our liquidation, dissolution or winding up, holders of Convertible Preferred Stock will participate pari passu with any distribution of proceeds to holders of our Common Stock. Holders of Convertible Preferred Stock will be entitled to receive dividends on shares of Convertible Preferred Stock equal (on an as converted to Common Stock basis) to and in the same form as dividends actually paid on our Common Stock. Shares of Convertible Preferred Stock generally have no voting rights, except as required by law.

Reasons for Seeking Stockholder Approval

Our Common Stock is listed on the Nasdaq Capital Market, and as such, we are subject to the Nasdaq Listing Rules. In order to comply with the Nasdaq Listing Rules, we are seeking stockholder approval of this proposal.

Under Nasdaq Listing Rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of a company. This rule does not specifically define when a change in control of a company may be deemed to occur for this purpose; however, Nasdaq suggests in its guidance that a change of control would occur, subject to certain limited exceptions, if after a transaction an investor (or a group of investors) would hold 20% or more of a company’s then-outstanding capital stock and such ownership or voting power would be the company’s largest ownership position.

Based on shares outstanding as of February 14, 2024, the CRG Debt Conversion, would result in CRG holding greater than 20% of the voting power of the Company and greater than 20% of the beneficial ownership of the Company. Accordingly, we are seeking stockholder approval pursuant to Nasdaq Listing Rule 5635(b). Stockholders should note that a “change of control” as described under Rule 5635(b) applies only with respect to the application of such rule, and does not necessarily constitute a “change of control” for purposes of Delaware law or our organizational documents. Our Board of Directors determined that the Securities Purchase Agreement and the transactions contemplated thereunder, and the issuance of shares as contemplated under the CRG Debt Conversion is in the best interests of our Company and its stockholders.

As described above, under the Nasdaq Minimum Price Rule, stockholder approval is also required prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by the Company of more than 19.99% of its outstanding shares of Common Stock (or securities convertible into or exercisable for shares of the Common Stock) at a price less than the lower of (i) the closing price immediately preceding the signing of the binding agreement, or (ii) the average closing price of the Common Stock for the five trading days immediately preceding the signing of the binding agreement. Accordingly, the Company may not issue to CRG under the Securities Purchase Agreement more than 19.99% of the shares of the Common Stock outstanding immediately prior to the execution of the Securities Purchase Agreement unless the Company obtains stockholder approval or such issuance is above the Nasdaq Minimum Price. Given that the Price Per Share will be calculated in an amount equal to the lower of (i) the average closing price of our Common Stock on Nasdaq for the five consecutive trading days immediately preceding the date of issuance of Common Stock to CRG and (ii) the closing price of our Common Stock on Nasdaq on the trading day immediately preceding the date of issuance of Common Stock to CRG, pursuant to the terms of the Securities Purchase Agreement, the Company is seeking stockholder approval in the event the Price Per Share is less than the Nasdaq Minimum Price.

Effect of Approval

If the CRG Debt Conversion is approved, CRG will be able to exchange their debt for shares of common stock without regarding for the Beneficial Ownership Limitation. Such exchange could result in CRG owning a substantial percentage of shares of Common Stock that may be voted without restriction.

Consequences if Stockholder Approval Is Not Obtained

If our stockholders do not approve the CRG Debt Conversion at the Special Meeting, CRG will not be able to exchange their debt for shares of Common Stock if such conversion would result in CRG owning more than the Beneficial Ownership Limitation or the Price Per Share is less than the Nasdaq Minimum Price.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the votes cast by the stockholders entitled to vote on this proposal at the Special Meeting is required to approve the CRG Debt to Equity Conversion.

The Board of Directors recommends that stockholders vote FOR the approval of the CRG Debt to Equity Conversion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Common Stock as of February 15, 2024, for: each person known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; each of our named executive officers; each of our directors and nominees; and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

The table lists applicable percentage ownership based on 4,058,514 shares of our Common Stock outstanding as of February 15, 2024. The number of shares beneficially owned includes shares of our Common Stock that each person has the right to acquire within 60 days of February 15, 2024, except as noted in the footnotes below, including upon the exercise of stock options and vesting of restricted stock units. These stock options and restricted stock units shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our Common Stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of our Common Stock owned by any other person.

	Shares Beneficially Owned Title or Class of Securities:
	Common Stock		Series B Preferred Stock
Name of Beneficial Owner	Shares	Percent	Shares	Percent
5% or Greater Stockholders
CRG	—	0.0%	93.297	100%
Named Executive Officers and Directors
John Sperzel (1)	1,000	*
Michael Gibbs (2)	216	*
John Sprague (3)	208
Jack Cumming (4)	75	*
David B Elsbree (5)	101	*
Seymour Liebman (6)	1,313	*
Dr. Ninfa M. Saunders (7)	73	*
Robin Toft (8)	57	*
Laura Adams (9)	37	*
All executive officers and directors as a group (10 persons) (10)	3,157	0.1%

*	Less than 1%.
(1)

Consists of (a) 173 shares of Common Stock, (b) options to purchase 600 shares of Common Stock which Mr. Sperzel has the right to acquire pursuant to outstanding stock options which are, or will be, immediately exercisable within 60 days of February 15, 2024 and (c) 227 restricted stock units vesting within 60 days of February 13, 2024.

(2)

Consists of (a) 66 shares of Common Stock, (b) options to purchase 81 shares of Common Stock which Mr. Gibbs has the right to acquire pursuant to outstanding stock options which are, or will be, immediately exercisable within 60 days of February 15, 2024 and (c) 69 restricted stock units vesting within 60 days of February 15, 2024.

(3)	Consists of (a) 72 shares of Common Stock, (b) options to purchase 67 shares of Common Stock which Mr. Sprague has the right to acquire pursuant to outstanding stock options which are, or will be,

immediately exercisable within 60 days of February 15, 2024 and (c) 69 restricted stock units vesting within 60 days of February 15, 2024.
(4)

Consists of (a) 52 shares of Common Stock and (b) options to purchase 23 shares of Common Stock, which Mr. Cumming has the right to acquire pursuant to outstanding stock options which are, or will be, immediately exercisable within 60 days of February 15, 2024.

(5)

Consists of (a) 78 shares of Common Stock and (b) options to purchase 23 shares of Common Stock which Mr. Elsbree has the right to acquire pursuant to outstanding stock options which are, or will be, immediately exercisable within 60 days of February 13, 2024.

(6)

Based on information set forth in a Schedule 13D filed with the SEC by Canon U.S.A., Inc. on September 21, 2016, this amount includes 1,211 shares held by Canon U.S.A., Inc. Mr. Seymour Liebman is the Executive Vice President, Chief Administrative Officer and General Counsel of Canon U.S.A., Inc. and the Senior Managing Executive Officer of Canon Inc., Japan, and Chairman of the Board of BriefCam, a Canon Inc. company and may be deemed to have beneficial ownership of the shares held by Canon U.S.A., Inc. Canon U.S.A., Inc. and Mr. Liebman each disclaim beneficial ownership of the shares held directly or indirectly by Canon U.S.A., Inc., except to the extent of its pecuniary interest therein, if any. In addition, this amount consists of (a) 85 shares of Common Stock and (b) options to purchase 17 shares of Common Stock which Mr. Liebman has the right to acquire pursuant to outstanding stock options which are, or will be, immediately exercisable within 60 days of February 15, 2024.

(7)	Consists of (a) 73 shares of Common Stock for Ms. Saunders.
(8)	Consists of 57 shares of Common Stock for Ms. Toft.
(9)	Consists of 37 shares of Common Stock for Ms. Adams.
(10)

Consists of (a) 1,968 shares of Common Stock, (b) 811 shares of Common Stock which our directors and executive officers as a group have the right to acquire pursuant to outstanding stock options which are, or will be, immediately exercisable within 60 days of February 15, 2024 and (c) 378 restricted stock units vesting within 60 days of February 15, 2024.

ADDITIONAL INFORMATION

Procedure for Submitting Stockholder Proposals

Stockholder proposals, including proposed director nominations, intended to be presented at the 2024 annual meeting of our stockholders (the “2024 Annual Meeting”) must satisfy the requirements set forth in the advance notice provision under our amended and restated bylaws. To be timely for the 2024 Annual Meeting, any such proposal must have been delivered in writing to, or mailed and received by, our Corporate Secretary at our principal executive offices no earlier than May 15, 2024, and no later than June 14, 2024. If the date of the 2024 annual meeting of the stockholders is scheduled to take place more than 30 days before or more than 60 days after September 12, 2024, notice by the stockholder must be delivered no earlier than the 120th day prior to the 2024 annual meeting and no later than the close of business on the later of (1) the 90th day prior to such annual meeting or (2) the 10th day following the day on which public announcement of the 2024 Annual Meeting date is first made.

In addition, any stockholder proposal, including proposed director nominations, intended to be included in the proxy statement for the 2024 Annual Meeting of our stockholders must also satisfy the SEC regulations under Rule 14a-8 of the Exchange Act, and be received not later than April 3, 2024. If the date of the 2024 Annual Meeting is moved by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, then notice must be received within a reasonable time before we begin to print and send proxy materials. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC.

In addition to satisfying the foregoing requirements under our bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees for the 2024 Annual Meeting must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Householding of Proxy Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

[GRAPHIC APPEARS HERE][GRAPHIC APPEARS HERE]SCAN TO VIEW MATERIALS & VOTE T2 BIOSYSTEMS, INC. 101 HARTWELL AVENUE LEXINGTON, MA 02421 VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on April 10, 2024. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/TTOO2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on April 10, 2024. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V21341-P97016 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY T2 BIOSYSTEMS, INC. The Board of Directors recommends that you vote FOR the following proposal: For: Against: Abstain: To vote upon the approval of the CRG debt to equity conversion. ☐ ☐ ☐ Note: Such other business as may properly come before the Special Meeting, or any continuation, postponement or adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If the signatory is a corporation or partnership, please sign in full corporate or partnership name by authorized officer.   Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com. V21342-P97016 T2 BIOSYSTEMS, INC. SPECIAL MEETING OF STOCKHOLDERS APRIL 11, 2024 9:00 AM This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) John Sprague and Michael Gibbs, or any one of them, as proxies, each with the power to appoint his substitute, and herby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of T2 BIOSYSTEMS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:00 AM on April 11, 2024 at www.virtualshareholdermeeting.com/TTOO2024SM, and any adjournment or postponement of the Special Meeting. The Proxy Statement and related materials will be mailed on or about March 1, 2024 to our stockholders on the Record Date. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESCRIBED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side